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                                                                     Exhibit 2.4


                                                                  EXECUTION COPY

                               JAKKS Pacific, Inc.

                                       and

                            David Lipman and Others

                              SETTLEMENT AGREEMENT

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                                                                     Exhibit 2.4

This Agreement is made on August 2004 between:

(1) JAKKS Pacific, Inc., a corporation organised under the laws of the State of Delaware, U.S. (JAKKS Pacific); and

(2) DAVID LIPMAN, of Castillan House, The Ridge, Epsom, Surrey KT21 1BS, United Kingdom and others, details of which are set out in Schedule 1 (the "SHAREHOLDERS").

Whereas:

(A) JAKKS Pacific and the Shareholders entered into a Stock Purchase Agreement on 27 December 2001 (the "SPA") whereby JAKKS Pacific acquired the entire issued share capital of Kidz Biz Limited and Kidz Biz Far East Limited in consideration for payment of an initial closing purchase price and additional earn out consideration, details of which are set out in the SPA.

(B) The parties have agreed to accelerate the payment by JAKKS Pacific of a portion of its remaining Earn-Out Payment obligations under the SPA and to address that portion of the Holdback relating to Dragon Bell Z Claims, amongst other matters, in accordance with this Agreement.

It is agreed as follows:

1     INTERPRETATION

1.1 In this Agreement, capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to them in the SPA, and, unless the context otherwise requires:

      "BUSINESS DAY" means a day excluding a Saturday or Sunday on which banks in London are open for business;

      "COMPROMISE AGREEMENT" means the compromise agreement to be made between JAKKS Pacific/Kidz Biz Limited, an affiliate of JAKKS Pacific and David Lipman relating to the termination of his employment by such company;

      "COMPLETION" means completion of this Agreement in accordance with Clause
      3;

      "REGISTRABLE SECURITIES" has the meaning assigned to such term in the Registration Rights Agreement;

      "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement, dated 27 December 2001, by and among the Shareholders and JAKKS Pacific; and

      "SHARES" means shares of the common stock, par value $.001 per share, of JAKKS Pacific.

1.2 References to this Agreement include its Schedules and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement.

1.3   Headings shall be ignored in construing this Agreement.

2     NO WAIVER OF RIGHTS UNDER THE SPA

      Each of the parties agrees with the others that save as specifically and expressly provided in this Agreement, with effect from and conditional upon Completion, the provisions of the

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      SPA shall remain in full force and effect in accordance with its terms and in particular it is agreed that the covenants, warranties, indemnities and obligations of the Shareholders (or any of them) contained in the SPA in favour of JAKKS Pacific shall remain fully effective and enforceable as against the Shareholders or any of them, except as provided in this Agreement and in the Compromise Agreement.

3     SETTLEMENT OBLIGATIONS AND COMPLETION

3.1 Completion shall take place within five (5) business days following the execution of this Agreement.

3.2 On Completion, JAKKS Pacific shall issue to the Agent (for the benefit and account of the Shareholders) an aggregate of 25,749 Shares, which Shares represent the maximum Earn-Out Payment payable for the 2005 Earn-Out Year. These Shares shall be allocated among the Shareholders as follows:

      3.2.1 19,826 to Mr. David Lipman, and by her signature below Mrs. Marilyn Lipman acknowledges having directed JAKKS Pacific to issue that portion of such Shares to which she would otherwise have been entitled to David Lipman

      3.2.2 5,923 to Mr. John Nimmo

      It being acknowledged by the Shareholders that these amounts may not represent their respective Payment Factors and proportionate entitlements to Earn-Out Payments under the SPA.

      For the avoidance of doubt, these Shares shall be deemed Registrable Securities and subject to the terms and conditions of the Registration Rights Agreement and the parties shall comply with their respective obligations under the Registration Rights Agreement in relation to the Shares referred to in Clause 3.2.

3.3   In consideration of the issue of the Shares to be made pursuant to Clause
      3.1 above, each of the Shareholders hereby irrevocably (i) accepts the issue of the Shares set out in Clause 3.2 in full and final settlement of any claim, right or entitlement which they may have to the Earn-Out and the Earn-Out Payments in respect of the 2005 Earn-Out Year only, and not with respect to the 2004 Earn-Out Year. The entitlement to the Earn-Out Payment for the 2004 Earn-Out Year shall continue to be determined and be payable in accordance with the provisions of Clause 2.3 of the SPA, but allocated in the manner provided for in Clause 3.2 (and disputes regarding its calculation resolved in accordances with Clause 7.5 of the SPA), except that each of the Shareholders hereby waives any and all rights or claims which they have or might have (whether in their capacity as Agent or a Shareholder) to acceleration of the Earn-Out Payment for the 2004 Earn-Out Year under clause 2.3(d) of the SPA as a result of the modification of David Lipman's employment under the Compromise Agreement. JAKKS Pacific shall cause the Company to operate its business through December 31, 2004 in a manner consistent with JAKKS Pacific's normal business practices and policies used in the operation of its other subsidiaries and divisions and acting in good faith, and JAKKS Pacific shall procure that the Company shall not take any action that would have the reasonably foreseeable consequence of reducing the Earn-Out Payment for Earn-Out Year 2004 under the SPA or limiting or adversely affecting the ability of the Company to achieve the financial conditions for payment of the Earn-Out Payment.

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3.4   The Parties acknowledge that they have not resolved issues regarding the distribution of the Holdback with respect to the Dragon Ball Z Claims and Golden Express Trading and that the Holdback Period with respect thereto shall continue until resolution of such issues.

3.5 Concurrently with the signing of this Agreement, Mr. Lipman shall enter into the Compromise Agreement with JAKKS Pacific/Kidz Biz Limited concerning his present and future obligations to JAKKS Pacific/Kidz Biz Limited.

4     CONFIDENTIALITY

4.1 Subject to Clause 4.2, the parties shall treat as confidential and not disclose or use any confidential information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

            (i) the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

            (ii) the negotiations relating to this Agreement (and such other agreements); or

            (iii) any other party's business, financial or other affairs
                  (including the business, financial or other affairs of any group company and including, in each case, future plans and targets).

4.2 Clause 4.1 (i) to (iii) (inclusive) shall not prohibit disclosure of any such information received by a party (the "receiving party") from another party (the "disclosing party") if and to the extent:

      4.2.1 the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

      4.2.2 the disclosure or use is required for the purpose of any Judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a taxation authority in connection with the taxation affairs of the disclosing party;

      4.2.3 the disclosure is made to professional advisers on terms that such professional advisers undertake to comply with the provisions of Clause 4.1 in respect of such information as if they were a party to this Agreement;

      4.2.4 the information to or becomes publicly available (other than by breach of this Agreement by the receiving party);

      4.2.5 the disclosing party has given prior written approval to the disclosure or use;

      4.2.6 the information is independently developed after the date hereof by the receiving party,

4.3 provided that prior to disclosure or use by a receiving party of any confidential information of a disclosing party pursuant to Clause 4.2.1 or 4.2.2, the receiving party concerned shall promptly notify the relevant disclosing party of such requirement and the disclosing party may seek a protective order from the relevant authority to prevent or limit disclosure (at the sole cost, expense and liability of such disclosing party) or waive compliance with the terms of this Agreement, except that JAKKS Pacific shall not be required to give such

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      notice if it determines on the advice of counsel that disclosure is required under the securities laws of the United States or the regulations of any recognized stock exchange.

5     RELEASE AND WAIVER

5.1 Any liability to a party under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the relevant party in its absolute discretion under such liability without in any way prejudicing or affecting its rights against any other party under the same or a like liability, whether joint and several or otherwise.

5.2 No failure of a party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a "RIGHT") will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

6     WHOLE AGREEMENT, VARIATION, ASSIGNMENT

6.1 This Agreement shall together with the Compromise Agreement entered into between JAKKS Pacific/Kidz Biz Limited and Mr. Lipman, when signed, supersede any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement and contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud, each party agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute). In this sub-Clause "this Agreement" includes all documents entered into pursuant to this Agreement. The provisions of the SPA shall continue to survive, however, except to the extent specifically modified by this Agreement.

6.2 No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

6.3 This Agreement shall be binding on and enure to the benefit of the parties and their successors and permitted assigns, but the parties may not assign or transfer all or any part of their rights or obligations under this Agreement without the prior written consent of the other parties.

7     FURTHER ASSURANCE

      At any time after the date of this Agreement, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving to such party the full benefit of all the provisions of this Agreement.

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8     INVALIDITY

      If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction, the legality, validity or enforceability of such provision or part under the law of any other jurisdiction and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

9     COUNTERPARTS

      This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

10    NOTICES

      Any notice required or permitted to be given under this Agreement shall be given in accordance with the provisions of Section 9.4 of the SPA, except with the deletion of Altheimer & Gray.

11    COSTS

      Each party shall bear its own costs, fees and expenses incurred in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

12    GOVERNING LAW AND SUBMISSION TO JURISDICTION

12.1 This Agreement shall be governed by and construed in accordance with the law of the state of New York, United States of America and the enforcement of rights under this Agreement and choice of forum to enforce such rights shall be governed by the provisions of Section 9.8 of the SPA.

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                                   SCHEDULE 1

                                The Shareholders

      David Lipman

      Castillan House, The Ridge, Epsom, Surrey KT21 1BS, United Kingdom

      Marilyn Lipman

      Castillan House, The Ridge, Epsom, Surrey KT21 1BS, United Kingdom

      John Nimmo

      Morwell, 5 Grays Lane, Ashtead, Surrey, KT21 1BS, United Kingdom

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In witness whereof this Agreement has been entered into on the date stated at the begining.

SIGNED by on behalf of
JAKKS Pacific, Inc. in the presence of:

SIGNED by David Lipman                          [Illegible]
in the presence of:

[Illegible]

SIGNED by Marilyn Lipman                        [Illegible]
in the presence of:

[Illegible]

SIGNED by John Nimmo                            [Illegible]
in the presence of:

[Illegible]

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